Exhibit 99.1

Digi International Reports Fourth Fiscal Quarter and Full Year 2011 Results

Revenue for Fourth Fiscal Quarter and Full Year 2011 Increases by 9.7% and 11.8%, Respectively, Compared

to Fourth Fiscal Quarter and Full Year 2010

(Minneapolis, MN, November 3, 2011) - Digi International® Inc. (NASDAQ: DGII, www.digi.com)

Financial highlights for the fourth fiscal quarter and year ended September 30, 2011 include:

•

Revenue of $51.8 million in the fourth fiscal quarter of 2011 grew by $4.5 million, or 9.7%, compared to $47.3 million in the fourth fiscal quarter of 2010. Revenue for the year ended September 2011 (fiscal 2011) was $204.2 million compared to $182.5 million for the year ended September 30, 2010 (fiscal 2010), an increase of $21.7 million or 11.8%.

•

Diluted earnings per share for the fourth fiscal quarter and fiscal 2011 were $0.11 and $0.43, respectively, compared to diluted earnings per share of $0.09 and $0.36 for the fourth fiscal quarter and fiscal 2010, respectively.

•

Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, were $6.5 million, or 12.6% of net sales in the fourth fiscal quarter of 2011, compared to $5.9 million, or 12.4% of net sales in the fourth fiscal quarter of 2010. EBITDA were $25.5 million, or 12.5% of net sales for fiscal 2011, compared to $20.4 million, or 11.2% of net sales for fiscal 2010. Please refer to the table reconciling net income to EBITDA for the fourth fiscal quarter and full year 2011, which is provided later in this earnings release.

•	Digi generated cash from operations of $21.8 million for fiscal year 2011 compared to $16.1 million generated in fiscal year 2010.

•	Digi maintained a strong balance sheet throughout fiscal 2011. At September 30, 2011 there was no long-term debt and the current ratio was 8.3 to 1.

“Our strong organic revenue growth of 10% in fiscal 2010 and 11.8% in fiscal 2011 provides Digi with solid momentum going into fiscal 2012,” said Joe Dunsmore, Digi’s Chief Executive Officer.

Digi International Reports Fourth Fiscal Quarter and Full Year 2011 Results

Below is a table setting forth certain GAAP and non-GAAP results:

GAAP Results

	(0,000,000)	(0,000,000)	(0,000,000)	(0,000,000)
(in thousands, except per share amounts)	Q4 2011	Q4 2010	YTD 2011	YTD 2010
Net Sales	$51,836	$47,266	$204,160	$182,548
Operating Income	$4,546	$3,385	$17,037	$9,953
Net Income	$2,849	$2,244	$11,019	$8,941
Net Income per Diluted Share	$0.11	$0.09	$0.43	$0.36

Non-GAAP Results

	(000,000)	(000,000)	(000,000)	(000,000)
(in thousands, except per share amounts)	Q4 2011	Q4 2010	YTD 2011	YTD 2010
Operating Income (1)	$4,770	$3,609	$17,191	$10,869
Net Income (1)	$2,855	$2,364	$10,399	$7,244
Net Income per Diluted Share (1)	$0.11	$0.09	$0.40	$0.29

(1)	A table with a detailed reconciliation to non-GAAP information is provided later in this earnings release.

Business Results for the Three Months Ended September 30, 2011

Revenue from embedded products in the fourth fiscal quarter of 2011 was $26.3 million compared to $21.9 million in the fourth fiscal quarter of 2010, an increase of $4.4 million or 20.5%. Revenue from non-embedded products was $25.5 million in the fourth fiscal quarter of 2011 compared to $25.4 million in the fourth fiscal quarter of 2010, an increase of $0.1 million. Net sales in the fourth fiscal quarter of 2011 were favorably impacted by foreign currency translation of $0.5 million when compared to the same period in the prior fiscal year.

Revenue from wireless products in the fourth fiscal quarter of 2011 was $22.7 million, or 43.8% of net sales, compared to $16.5 million, or 35.0% of net sales, in the fourth fiscal quarter of 2010, an increase of $6.2 million, or 37.3%. Revenue from wired products was $29.1 million, or 56.2% of net sales, in the fourth fiscal quarter of 2011 compared to $30.8 million, or 65.0% of net sales, in the fourth fiscal quarter of 2010, a decrease of $1.7 million, or 5.2%.

Revenue by geographic region for the fourth fiscal quarters and the full fiscal years 2011 and 2010 is shown in the table below:

Revenue by Geographic Region (in thousands)	Q4 2011	Q4 2010	% change Q4’ 11 v. Q4’ 10	YTD 2011	YTD 2010	% change YTD’ 11 v. YTD’ 10
North America	$28,937	$26,830	7.9%	$118,654	$107,347	10.5%

Latin America	1,338	1,483	-9.8%	6,442	4,762	35.3%

EMEA (Europe, Middle East and Africa)	14,402	12,690	13.5%	52,125	47,698	9.3%

Asia Pacific	7,159	6,263	14.3%	26,939	22,741	18.5%

Total revenue	$51,836	$47,266	9.7%	$204,160	$182,548	11.8%

Digi International Reports Fourth Fiscal Quarter and Full Year 2011 Results

Gross profit was $27.5 million in the fourth fiscal quarter of 2011 compared to $24.0 million in the same period of the prior year, an increase of $3.5 million or 14.5%. The gross margin was 53.1% in the fourth fiscal quarter of 2011 compared to 50.8% in the fourth fiscal quarter of 2010, an increase of 2.3 percentage points. The gross margin was higher in the fourth fiscal quarter of 2011 than in the comparable period a year ago primarily due to product cost reductions, manufacturing efficiencies and reduced amortization of purchased and core technology.

Total operating expenses in the fourth fiscal quarter of 2011 were $23.0 million, or 44.3% of revenue, compared to $20.6 million, or 43.7% of revenue, in the fourth fiscal quarter of 2010. The increase in operating expenses in the fourth fiscal quarter of 2011 compared to the same quarter of the prior year primarily is due to increased headcount in the Sales and Marketing, and Research and Development functions, as well as the full reinstatement for fiscal 2011 of the incentive compensation program, which had been only partially reinstated in fiscal 2010. The increase in total operating expenses includes headcount and other expenses in advancement of the iDigi® platform. Total operating expenses for the fourth fiscal quarter of 2011 also included a charge of $0.2 million related to the restructuring of our Breisach, Germany manufacturing operations, which resulted in a workforce reduction of 25 positions. Total operating expenses for the fourth quarter of fiscal 2010 included $0.3 million of residual expenses in connection with the internal investigation described in our annual report on Form 10-K for the prior fiscal year, and a benefit of $0.1 million resulting from a reversal of the restructuring reserve established in fiscal 2009 since expenses associated with the plan were less than expected.

Digi reported operating income of $4.5 million, or 8.8% of net sales, in the fourth fiscal quarter of 2011 compared to $3.4 million, or 7.2% of net sales, in the fourth fiscal quarter of 2010, an increase of $1.1 million or 34.3%.

Net income was $2.8 million in the fourth fiscal quarter of 2011, or $0.11 per diluted share, compared to $2.2 million, or $0.09 per diluted share, in the fourth fiscal quarter of 2010. Net income in the fourth fiscal quarter of 2011 included a restructuring charge of $0.1 million, net of taxes, or $0.01 per diluted share, offset by a tax benefit of $0.1 million, or $0.01 per diluted share, resulting from the reversal of tax reserves for closure of various jurisdictions’ tax matters and a foreign tax rate reduction. Net income in the fourth fiscal quarter of 2010 included a charge of $0.2 million, net of tax, or $0.01 per diluted share as a result of expenses incurred in connection with the internal investigation described in our annual report on Form 10-K for the prior fiscal year.

Business Results for the Twelve Months Ended September 30, 2011

For the twelve months ended September 30, 2011, Digi reported revenue of $204.2 million compared to revenue of $182.5 million for the twelve months ended September 30, 2010, an increase of $21.7 million or 11.8%. Revenue from wireless products for fiscal 2011 was $84.7 million, or 41.5% of net sales, compared to $66.4 million, or 36.3% of net sales in fiscal 2010, an increase of $18.3 million or 27.6%. Revenue from wired products was $119.5 million, or 58.5% of net sales, in fiscal 2011 compared to $116.1 million, or 63.7% of net sales in fiscal 2010, an increase of $3.4 million or 2.8%. Net sales in fiscal 2011 were favorably impacted by foreign currency translation of $0.9 million when compared to the prior fiscal year.

For the twelve months ended September 30, 2011, Digi reported net income of $11.0 million, or $0.43 per diluted share, compared to net income for the twelve months ended September 30, 2010 of $8.9 million, or $0.36 per diluted share. Non-GAAP net income for fiscal 2011 was $10.4 million, or $0.40 per diluted share,

Digi International Reports Fourth Fiscal Quarter and Full Year 2011 Results

compared to $7.2 million, or $0.29 per diluted share, in fiscal 2010. Net income for fiscal 2011 benefited by $0.7 million, or $0.03 per diluted share, resulting from a reversal of tax reserves for various jurisdictions’ tax matters, a rate reduction in a foreign jurisdiction, and the enactment of legislation extending the research and development credit. Net income for fiscal 2010 benefited by $2.3 million, or $0.09 per diluted share, as a result of the reversal of tax reserves associated with the conclusion of an audit of prior tax years and the statutory closing of a prior tax year, and by $0.03 million, net of taxes, or $0.01 per diluted share, as a result of a reduction of the restructuring reserve established in fiscal 2009. Net income for fiscal 2010 was reduced by $0.9 million, net of taxes, or $0.04 per diluted share as a result of expenses incurred in connection with the internal investigation that took place a year ago.

Please refer to the table reconciling operating income and net income and net income per diluted share for the fourth fiscal quarter and full year 2011 to non-GAAP operating income and net income and net income per diluted share, which is provided later in this earnings release.

Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $107.8 million at September 30, 2011, an increase of $2.6 million from June 30, 2011 and an increase of $20.2 million from September 30, 2010. Digi paid $3.0 million to the former shareholders of Spectrum Design Solutions, Inc. in the fourth fiscal quarter of 2011 as the last deferred purchase price payment for this acquisition completed in fiscal year 2008. Please refer to the Condensed Consolidated Statements of Cash Flows, which are included in this earnings release, for additional cash flow details. At September 30, 2011, Digi’s current ratio was 8.3 to 1 compared to 6.4 to 1 at June 30, 2011.

Fiscal 2011 Business Highlights:

Smart Grid Expansion

•

With easy online and near real-time access to gas, water, and electric metering data, utilities can have expanded customer engagement opportunities to drive energy efficiency programs. Building on its strong relationship with Itron, Digi expanded its Digi X-Grid™ Solution to Itron ERT-enabled homes. Itron ERTs are widely deployed meters in the United States used by many electric, gas and water utilities. With the Digi X-Grid Solution, Itron ERT meters can now connect instantly to the Smart Grid without requiring a new meter.

•	An existing relationship with Comverge for Demand Response and Energy Efficiency offerings was expanded to include the integration of Itron ERT meters.

•

Digi demonstrated increasing Smart Grid momentum with several key customer implementations, including: Better Place and AddEnergie for electric vehicle networks, Powerdash for solar installations, Lessoil for energy conservation services, and E2America for commercial building energy management.

•

Digi broadened its offering to utilities and energy providers by partnering with Calico Energy Services in support of Calico’s utility focused energy management solutions. These solutions enable utility offerings including residential and commercial load control.

iDigi® Device Cloud™

The iDigi Device Cloud connects things or devices to applications and people. It brings Digi’s 25 plus years of device knowledge and makes it immediately available to Internet-enable virtually anything, anywhere.

Digi International Reports Fourth Fiscal Quarter and Full Year 2011 Results

•	Digi demonstrated how to connect remote devices easily over a cellular network with the launch of the iDigi® Gateway Development Kit.

•

Digi introduced the ConnectPort® X3, a low-cost, iDigi cloud-connected, cellular gateway for monitoring and tracking remote assets and the Connectport® X3H, a ruggedized version for harsh environments.

•

Digi launched the industry’s first system-on-module with Global 3G cellular connectivity. Featuring Qualcomm Gobi™ technology, the ConnectCore® 3G™ allows device manufacturers to develop devices that can connect virtually anywhere in the world to virtually any carrier, without changing hardware. And with integrated iDigi Device Cloud support, these same devices can be easily connected to virtually any application.

•

In addition to the Smart Grid partners mentioned earlier, most of whom are using the iDigi Device Cloud, Digi has seen progress in other verticals, like tank monitoring and fleet or asset tracking. TankScan™, a division of ATEK Products, is using Digi’s wireless products and iDigi Device Cloud to enable remote access and management of storage tanks throughout the world. Inteligistics will be using Digi gateways, modules, and the iDigi Device Cloud to globally track tens of thousands of shipping containers for the U.S. Navy.

Other Key Strategic Relationships

•

Digi extended its relationship with Freescale Semiconductor with the launch of the ConnectCore® i.MX embedded module product family. Spectrum Design Solutions, Digi’s wireless design services subsidiary, will also offer custom design support for companies developing wireless products with Freescale’s i.MX53 application processor.

•	Digi collaborated with Sprint to provide the industry’s first commercial-grade integrated 4G routers for machine-to-machine (M2M) applications.

Digi International Reports Fourth Fiscal Quarter and Full Year 2011 Results

Reconciliation Tables:

	Reconciliation of Operating Income to Non-GAAP Operating Income
	Three months ended September 30,				Twelve months ended September 30,
	2011		2010		2011		2010
(Dollars in thousands)		% of net sales		% of net sales		% of net sales		% of net sales
Operating income (GAAP basis)	$4,546	8.8%	$3,385	7.2%	$17,037	8.3%	$9,953	5.5%

Investigation expenses	—	—	340	0.7%	—	—	1,384	0.8%

Restructuring reserve (reversal)	224	0.4%	(116)	-0.2%	154	0.1%	(468)	-0.3%

Operating income excluding investigation expenses and restructuring reserve (Non-GAAP basis)	$4,770	9.2%	$3,609	7.6%*	$17,191	8.4%	$10,869	6.0%

*	percentages presented may not add due to use of rounded numbers

	Reconciliation of Net Income and Net Income per Diluted Share to Non-GAAP Net Income and Net Income per Diluted Share
	Three months ended September 30,				Twelve months ended September 30,
(In thousands, except per share amounts)	2011		2010		2011		2010
Net income and net income per common share, diluted	$2,849	$0.11	$2,244	$0.09	$11,019	$0.43	$8,941	$0.36

Investigation expenses, net of taxes	—	—	221	0.01	—	—	900	0.04

Restructuring reserve (reversal), net of taxes	146	0.01	(75)	(0.00)	100	0.00	(304)	(0.01)

Discrete tax net benefit for adjustment of tax reserves for closure of various jurisdictions’ tax matters, including statute expiration and audit, tax rate reduction in foreign jurisdiction, and extended research and development tax credit recorded in the first quarter of fiscal 2011	(140)	(0.01)	(26)	(0.00)	(720)	(0.03)	(2,292)	(0.09)

Net income and net income per common share, diluted, adjusted for investigation expenses, net of taxes, restructuring reserve (reversal), net of taxes, and the net reversal of tax reserves and other discrete tax benefits (Non-GAAP basis)	$2,855	$0.11	$2,364	$0.09 *	$10,399	$0.40	$7,244	$0.29 *

*	earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers

Digi International Reports Fourth Fiscal Quarter and Full Year 2011 Results

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization

(In thousands of dollars)

	For the three months ended September 30, 2011	% of net sales	For the three months ended September 30, 2010	% of net sales	For the twelve months ended September 30, 2011	% of net sales	For the twelve months ended September 30, 2010	% of net sales
Net sales	$51,836	100.0%	$47,266	100.0%	$204,160	100.0%	$182,548	100.0%

Net income	2,849	5.5%	2,244	4.7%	11,019	5.4%	8,941	4.9%

Interest income, net	(57)	-0.1%	(50)	-0.1%	(165)	-0.1%	(217)	-0.1%

Income tax provision	1,680	3.2%	1,293	2.7%	5,496	2.7%	1,578	0.9%

Depreciation and amortization	2,069	4.0%	2,388	5.1%	9,177	4.5%	10,133	5.6%

Earnings before interest, taxes, depreciation, and amortization	$6,541	12.6%	$5,875	12.4%	$25,527	12.5%	$20,435	11.2%*

*	Percentages presented may not add due to use of rounded numbers.

Update on Thailand Flooding

On October 26, 2011, Digi announced that the flooding in Thailand has impacted the operations of its contract manufacturer located near Bangkok, Thailand. The main manufacturing facility is currently closed, although efforts are underway to restore operations at the contract manufacturer’s back-up facility, which has not been impacted by flooding and is also located in Bangkok. In addition, Digi is working on reallocating production normally done in Thailand to its U.S. manufacturing facility, as well as other contract manufacturers Digi currently uses. Digi presently anticipates that the Thailand flooding and the resulting impact on its subcontract manufacturer in Thailand will decrease revenue in a range of approximately $2 million to $6 million for the first fiscal quarter of 2012, and gross margin will decrease by approximately two percentage points in the first fiscal quarter of 2012. Digi expects that the impact of the Thailand flooding for the full fiscal year 2012 will have a minimal impact on revenue, and the impact to gross margin will be less than one percentage point.

These expectations remain subject to change as our understanding of the overall impact of the flooding that took place just over a week ago becomes clearer with the passage of time. A further discussion of our present expectations regarding the impact of the Thailand flooding is provided in the below guidance.

Guidance

For the full fiscal year 2012, Digi is providing revenue ranges that correlate to specific overall global economic assumptions. Digi projects revenue in a range of $210 million to $235 million for fiscal 2012, with a most likely revenue of $222.5 million, or approximately 9% organic growth. The most likely revenue assumption of $222.5 million assumes slight economic growth, the low-end revenue assumption of $210 million assumes mild recessionary conditions, and the high end revenue assumption of $235 million assumes robust economic growth. This guidance takes into account our present beliefs about the disruption in manufacturing production caused by the flooding in Thailand.

Digi projects net income per diluted share to be in a range of $0.38 to $0.64 for fiscal 2012, with a midpoint of $0.51 per diluted share. Earnings per diluted share for fiscal 2012 have been lowered by approximately $0.07 as a result of our present expectations as to the impact from the Thailand flooding.

Digi International Reports Fourth Fiscal Quarter and Full Year 2011 Results

Relative to the first quarter of fiscal 2012, prior to consideration of the Thailand flooding impact, Digi anticipated that revenue in the first fiscal quarter of 2012 would approximate revenue recorded in the fourth fiscal quarter of 2011. Including the revenue impact of the Thailand flooding of $2 million to $6 million, Digi expects that revenue in the first fiscal quarter of 2012 will be in a range of $45.5 million to $49.5 million. Digi expects that earnings per diluted share will be in a range of $0.00 to $0.05, which has been reduced by $0.08 per diluted share due to the revenue and gross margin impact of the Thailand flooding described above.

Fourth Quarter and Year-End 2011 Conference Call Details

Digi invites all those interested in hearing management’s discussion of its quarter, on Thursday, November 3, 2011 after market close at 5:00 p.m. EDT (4:00 p.m. CDT), to join the call by dialing (800) 798-2796 and entering passcode 15331091. International participants may access the call by dialing (617) 614-6204 and entering passcode 15331091. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 25348104 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website at www.digi.com. The webcast will remain on our website for one week after the live session is completed.

A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi’s website at www.digi.com.

2012 Annual Meeting

Digi will hold its annual meeting of stockholders at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Daylight time, on Monday, January 23, 2012.

About Digi International

Digi International is making wireless M2M easy by developing reliable products and solutions to connect and securely manage local or remote electronic devices over the network or via the Web. Digi offers the highest levels of performance, flexibility and quality, and markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s website at www.digi.com, or call 877-912-3444.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions which could negatively affect product demand and the financial solvency of customers

Digi International Reports Fourth Fiscal Quarter and Full Year 2011 Results

and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers such as the recent flooding in Thailand that has impacted the operations of one of our contract manufacturers which we believe will impact our operations and financial results in at least the first quarter of fiscal year 2012, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2010 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company’s future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Presentation of Non-GAAP Financial Measures

This release includes historical non-GAAP operating income, net income and net income per diluted share data, and earnings before interest, taxes, depreciation and amortization (EBITDA).

Digi understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Digi believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Digi understands that EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.

Digi believes that providing historical and adjusted operating income, net income and net income per diluted share exclusive of the investigation expenses, change in estimate of restructuring expenses and reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of Digi. In addition, certain Digi shareholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the investigation expenses and the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of Digi’s business. Additionally, management believes that the presentation of EBITDA as a percentage of net sales is useful to investors because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing Digi’s performance against that of other companies. Management believes that such information helps investors compare operating results and corporate performance exclusive of the impact of Digi’s capital structure and the method by which assets were acquired. EBTDA, a variant of EBITDA, was also used by management in both fiscal years 2011 and 2010 as a metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.

Digi International Reports Fourth Fiscal Quarter and Full Year 2011 Results

Investor Contacts:

Steve Snyder

Digi International

952-912-3637

Email: steve.snyder@digi.com

Erika Moran

The Investor Relations Group

212-825-3210

Email: mail@investorrelationsgroup.com

For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Fourth Fiscal Quarter and Full Year 2011 Results

Digi International Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2011	2010	2011	2010
Net sales	$51,836	$47,266	$204,160	$182,548
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	23,793	22,353	94,702	86,266
Amortization of purchased and core technology	527	883	2,870	4,073

Gross profit	27,516	24,030	106,588	92,209

Operating expenses:
Sales and marketing	10,085	9,078	39,549	37,010
Research and development	8,125	7,102	31,642	27,825
General and administrative	3,920	3,875	15,520	15,058
Intangibles amortization	616	706	2,686	2,831
Restructuring	224	(116)	154	(468)

Total operating expenses	22,970	20,645	89,551	82,256

Operating income	4,546	3,385	17,037	9,953

Other (expense) income:
Interest income, net	57	50	165	217
Other (expense) income	(74)	102	(687)	349

Total other (expense) income, net	(17)	152	(522)	566

Income before income taxes	4,529	3,537	16,515	10,519
Income tax provision	1,680	1,293	5,496	1,578

Net income	$2,849	$2,244	$11,019	$8,941

Net income per common share, basic	$0.11	$0.09	$0.44	$0.36

Net income per common share, diluted	$0.11	$0.09	$0.43	$0.36

Weighted average common shares, basic	25,540	25,013	25,312	24,865

Weighted average common shares, diluted	26,272	25,248	25,819	25,154

Digi International Reports Fourth Fiscal Quarter and Full Year 2011 Results

Digi International Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2011	September 30, 2010
ASSETS

Current assets:
Cash and cash equivalents	$54,684	$50,943
Marketable securities	51,524	36,634
Accounts receivable, net	26,433	24,090
Inventories	23,986	26,550
Deferred tax assets	2,610	3,344
Other	2,997	2,141

Total current assets	162,234	143,702

Marketable securities	1,603	—
Property, equipment and improvements, net	15,370	16,396
Identifiable intangible assets, net	14,360	19,851
Goodwill	86,012	86,210
Deferred tax assets	3,771	320
Other	545	486

Total assets	$283,895	$266,965

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$6,492	$7,449
Accrued compensation	7,758	5,850
Deferred payment on acquisition	—	2,914
Other	5,236	5,384

Total current liabilities	19,486	21,597

Deferred tax liabilities	813	1,457
Income taxes payable	2,620	2,838
Other noncurrent liabilities	260	517

Total liabilities	23,179	26,409

Total stockholders’ equity	260,716	240,556

Total liabilities and stockholders’ equity	$283,895	$266,965

Digi International Reports Fourth Fiscal Quarter and Full Year 2011 Results

Digi International Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twelve months ended	Twelve months ended
	September 30, 2011	September 30, 2010
Operating activities:
Net income	$11,019	$8,941
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	3,006	2,649
Amortization of identifiable intangible assets	6,171	7,484
Bad debt/product return provision, net	90	175
Inventory obsolescence	1,935	848
Excess tax benefits from stock-based compensation	(796)	(47)
Stock-based compensation	3,444	3,371
Deferred income taxes	(1,205)	(3,656)
Restructuring	154	(468)
Other	263	27
Changes in operating assets and liabilities	(2,242)	(3,229)

Net cash provided by operating activities	21,839	16,095

Investing activities:
Purchase of marketable securities	(61,506)	(38,538)
Proceeds from maturities of marketable securities	44,843	29,335
Acquisition of business, net of cash acquired	(3,000)	(3,000)
Purchase of property, equipment, improvements and certain other intangible assets, net of proceeds from sale	(2,736)	(2,964)

Net cash used in investing activities	(22,399)	(15,167)

Financing activities:
Payments on capital lease obligations	—	(9)
Excess tax benefits from stock-based compensation	796	47
Proceeds from stock option plan transactions	2,853	1,672
Proceeds from employee stock purchase plan transactions	990	894

Net cash provided by financing activities	4,639	2,604

Effect of exchange rate changes on cash and cash equivalents	(338)	(1,023)

Net increase in cash and cash equivalents	3,741	2,509

Cash and cash equivalents, beginning of period	50,943	48,434

Cash and cash equivalents, end of period	$54,684	$50,943